                                                                    EXHIBIT 99.1


Tecumseh Products Company
100 E. Patterson Street
Tecumseh, MI  49286

PRESS RELEASE

For Immediate Release

TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2003 NET LOSS OF $0.35 PER SHARE AFTER RESTRUCTURING CHARGE OF $0.99

Tecumseh, Michigan, July 24, 2003 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2003 second quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                            Three Months Ended           Six Months Ended
   (Dollars in millions except per share amounts)                                June 30,                    June 30,
                                                                         -------------------------- ---------------------------
                                                                              2003       2002            2003         2002
===============================================================================================================================
NET SALES                                                                    $482.3    $  395.3         $956.2       $728.7
   Cost of sales and operating expenses                                       418.1       328.9          833.0        621.0
   Selling and administrative expenses                                         44.9        31.9           86.1         59.5
   Restructuring charges and other items                                       28.5         ---           42.1          4.5
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                        (9.2)       34.5           (5.0)        43.7
   Interest expense                                                            (6.2)       (1.2)         (11.5)        (2.1)
   Interest income and other, net                                               5.2         3.0           10.1          5.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                                   (10.2)       36.3           (6.4)        47.4
   Taxes on income                                                             (3.7)       12.9           (2.3)        16.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    (6.5)       23.4           (4.1)        30.6
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR GOODWILL, NET OF TAX                 ---         ---            ---         (3.1)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                             ($6.5)      $23.4          ($4.1)      $ 27.5
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
   Income (Loss) before cumulative effect of accounting change               ($0.35)   $   1.27         ($0.22)      $ 1.66
   Accounting change for goodwill                                               ---         ---            ---        (0.17)
-------------------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                                         ($0.35)   $   1.27         ($0.22)      $ 1.49
===============================================================================================================================
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,480
===============================================================================================================================

      Consolidated net loss for the second quarter of 2003 amounted to $6.5 million or $0.35 per share compared to net income of $23.4 million or $1.27 per share in the second quarter of 2002. Included in the 2003 second quarter results is a restructuring charge of $28.5 million ($18.2 million net of tax or $0.99 per share) related to the consolidation of operations in the Engine & Power Train business and related plant closings. Second quarter 2003 results include the income of the FASCO Motors Group ("FASCO"), which was acquired on December 30, 2002. FASCO's operating income for the quarter was $6.6 million.

      Consolidated net loss for the six months ended June 30, 2003 amounted to $4.1 million or $0.22 per share compared to net income of $27.5 million or $1.49 per share for the same period in 2002. In addition to the second quarter restructuring charge noted above, the 2003 first half results also include a charge of $13.6 million ($8.7 million net of tax or $0.47 per share), recorded in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. First half 2003 operating results were also reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) due to the expensing of inventory write-ups recorded as part of purchase accounting for the FASCO acquisition. Under U.S. Generally Accepted Accounting Principles, inventory acquired in a purchase transaction is required to be written up to "fair market" value from cost then recognized in cost of sales as the inventory is sold. This one time event occurring during the first quarter 2003 will not impact future results. Included in the 2002 first half results is a restructuring charge of $4.5 million ($2.8 million net of tax or $0.15 per share) related to the relocation of certain compressor manufacturing operations from the United States to Brazil, and the cumulative effect of a change in accounting for goodwill ($3.1 million net of tax or $0.17 per share) related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets."

      Exclusive of restructuring and other one-time charges, second quarter results were lower than the prior year due to: weaker results in all of the Company's business segments, the unfavorable impact of a weak U.S. dollar, interest charges on the Company's acquisition related debt, and increased corporate spending primarily related to the integration of FASCO.

      Consolidated net sales for the second quarter of 2003 were $482.3 million, compared to $395.3 million in the second quarter of 2002. Consolidated net sales for the six months ended June 30, 2003 amounted to $956.2 million compared to $728.7 million in the first half of 2002. The net increase in sales of $87.0 million for the second quarter is attributable to FASCO sales of $104.0 million offset by lower sales in the Compressor and Pump segments. The net increase of $227.5 million for the first half is attributable to FASCO sales of $209.3 million, and higher sales in the Engine & Power Train segment offset by a decline in the Compressor segment.

COMPRESSOR BUSINESS

      Second quarter 2003 sales in the Company's Compressor business decreased to $223.1 million from $241.0 million in the second quarter of 2002. This decrease was primarily attributable to a 62% decline in U.S. export sales of compressors used for air conditioning due to the effects of the war in Iraq, and the increase in sourcing from Asian manufacturers. In addition, the cool, wet spring resulted in after-market sales in the U.S. falling behind last year by 9%. These declines were partially offset by gains in sales of compressors used in refrigeration applications as the Company's Brazilian and Indian operations grow their respective market share. Compressor business sales in the first six months of 2003 declined $6.3 million, or approximately 1.5%, from the first six months of 2002. Sales trends for the first half of 2003 were consistent with the most recent quarter.

      Compressor business operating income for the second quarter of 2003 amounted to $19.5 million compared to $28.1 million in the second quarter of 2002. Operating income for the six months ended June 30, 2003 amounted to $40.4 million compared to $43.1 million for the first six months of 2002. The decrease in operating income for the second quarter of 2003 versus the comparable 2002 quarter reflects several factors including lower sales volumes in key segments, unfavorable foreign currency movements, and lower product margins. The decline in U.S. export and after-market volumes reduced the profitability of the segment's U.S. operations. Domestic volumes in Brazil were also lower due to a worsening of the local economy as interest rates remained high to control inflation. The strengthening of the Brazilian Real against the U.S. Dollar resulted in remeasurement losses on U.S. Dollar denominated receivables, particularly early in the quarter when the Real strengthened rapidly, versus remeasurement gains in the second quarter of 2002 when the Brazilian Real was weakening in anticipation of Brazilian elections. The weak U.S. Dollar also narrowed margins on U.S. Dollar denominated sales sourced from other foreign operations. Lastly, margins also narrowed as a result of unfavorable product mix, material cost increases in some locations, and lower average sales prices in certain product categories. The decline in profitability experienced in the second quarter 2003 compared to the same period in 2002, is in contrast to the improvement experienced in the first quarter of 2003 where volumes were up over the prior year first quarter and the effects of cost reduction efforts produced positive results. As a result of these two contrasting quarters, the Compressor business' operating results for the first half of 2003 were down 6.3% in comparison to the same period in 2002.

      Results from the Company's Brazilian compressor operations for the second quarter of 2003 declined from the comparable prior year period, reflecting a shift in mix to lower priced compressors, increased material and operating costs, lower domestic volumes, and the foreign currency effects noted above. Despite these declines, Brazilian operations remain a key to future competitiveness, and for the three and six month periods ended June 30, 2003 represented 47% and 57% of operating income for the Compressor business compared to 35% and 41%, respectively for the comparable periods in 2002.

      Operations in India continued their positive trend, contributing 17% and 14% of the Compressor business' operating income for the second quarter and six month 2003 periods, respectively. Increases in both domestic and export volumes were responsible for the improvement in Indian operations.

ELECTRICAL COMPONENTS BUSINESS

      With the acquisition of FASCO, the Company has created a new operating segment. In addition to FASCO, the segment includes certain North American electrical component manufacturing that was previously reported in the Compressor business. Prior year business segment data, as presented in the table titled "Results by Business Segments (Unaudited)," has been reclassified to conform to the Company's current presentations.

      Electrical Components sales were $106.5 million in the second quarter of 2003, including $104.0 million of sales from FASCO, compared to $2.0 million in the second quarter of 2002. Year-to-date sales amounted to $214.3 million, including $209.3 million of sales from FASCO, compared to $3.5 million in the first half of 2002.

      Segment operating profit for the quarter was $5.7 million compared to $0.7 million in 2002. FASCO contributed $6.6 million in operating profit to the second quarter of 2003. Segment operating profit for the first half of the year was $7.6 million compared to $0.6 million for the same period in 2003. FASCO contributed $9.7 million in operating profit to the first half of 2003. During the first quarter of 2003, FASCO's results were reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) for inventory adjustments required by purchase accounting rules.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $113.6 million in the second quarter of 2003 compared to $111.3 million in the second quarter of 2002. Sales in the first half of 2003 were $243.9 million compared to $222.8 million in the first half of 2002. The slight improvement in sales for the second quarter reflects a favorable mix of product versus the prior year quarter and the effects on translation of a weaker U.S. dollar. Engine unit deliveries were actually lower during the quarter by 5.2% and 14.8% in the U.S. and Europe, respectively, when compared to the same period in 2002. Sales for the first half of the year reflect overall higher U.S. shipment volumes experienced during the first quarter of 2003. However, these sales were predominantly in lower margin engines used for walk behind rotary mowers.

      Exclusive of restructuring charges, the Engine & Power Train business incurred an operating loss of $6.7 million in the second quarter of 2003 compared to an operating profit of $2.1 million in the second quarter of 2002. For the first half of 2003, the business incurred an operating loss of $10.4 million compared to an operating loss of $0.2 million in 2002. The substantial decline in profitability of the segment in the second quarter is attributable to numerous factors including: lower sales volumes, lower average selling prices, higher costs of purchased parts and health care, and expenses associated with the start-up of the new facility in Curitiba, Brazil. These factors also explain the results for the first half of the year except that higher unit volumes were offset by unfavorable mix.

PUMP BUSINESS

      Pump business sales in the second quarter of 2003 amounted to $39.0 million compared to $40.7 million in 2002. Year-to-date sales amounted to $70.9 million in 2003 compared to $69.0 million the previous year. The decline in second quarter sales was primarily attributed to weaker sales in water gardening products due to the cool, wet spring weather. The improvement in first half 2003 sales was due to increased volumes in condensate products sold to the HVAC and plumbing markets, and in industrial products sold through the aftermarket distribution channel.

      Operating income amounted to $4.9 million in the quarter ended June 30, 2003 compared to $6.2 million in the same period of 2002. Operating income in the first half of 2003 decreased to $8.4 million from $9.1 million in 2002. The decrease in operating income in the second quarter 2003 compared to 2002 is attributable to lower sales volumes and increased administrative costs.

RESTRUCTURING CHARGES AND OTHER ITEMS

      Second quarter 2003 results were adversely affected by a restructuring charge of $28.5 million ($18.2 million net of tax or $0.99 per share) related to the consolidation of operations in the Engine & Power Train business. As previously announced, the restructuring includes the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities, and the relocation of certain productive capacities to the new Curitiba, Brazil facility and other existing U.S. locations. The restructuring charge, which has been recognized in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," includes approximately $6.8 million in earned severance pay and future benefit costs relating to manpower reductions, $2.0 million in plant closing and exit costs incurred through June 30, 2003, and $19.7 million in asset impairment charges for idled equipment and facilities. The amount of severance pay and future benefit costs mentioned above includes $0.8 million in curtailment losses related to the pension plan at the Sheboygan Falls, Wisconsin facility.

      Under SFAS No. 146, severance payments that require future service to be received is accrued as earned and other costs are only recognized to the extent a liability has been incurred. Accordingly, under the restructuring plan, the Company expects to recognize additional plant closing and exit costs of $3.4 million, and a curtailment gain of $4.4 million related to other post-employment benefits at the Sheboygan Falls, Wisconsin facility in the third, and possibly, fourth quarters.

      First half 2003 results were adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge, recognized in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site (the

"Site"). While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a legal discharge or release of the Company's liabilities with respect to the Site. The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company also maintains a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Additional information is available in the Company's Form 8-K filed on March 25, 2003.

      First half 2002 results were adversely affected by a $4.5 million ($2.8 million net of tax or $0.15 per share) restructuring charge in the Compressor segment recognized in the first quarter. The charge relates to the decision to relocate the production of additional rotary compressor product lines to Brazil from the United States and consists of the write-down of certain equipment, which will not be used in other operations.

DEBT REFINANCING

      On December 30, 2002, the Company acquired FASCO from Invensys Plc for cash of $396.6 million and the assumption of approximately $14.5 million in debt. The acquisition was financed, in part, with proceeds from new bank borrowings including $250 million from a six-month bridge loan and $75 million from a new three-year $125 million revolving credit facility. On March 5, 2003, the Company completed a private placement of $300 million Senior Guaranteed Notes maturing 2008 through 2011. Proceeds from the private placement were used to repay the bridge loan and pay down borrowings under the revolving credit facility.

ACCOUNTING CHANGE

      The cumulative effect from an accounting change of $4.8 million ($3.1 million net of tax) recorded in the first quarter of 2002, resulted from the Company adopting SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to impairment testing on at least an annual basis. As required by SFAS No. 142, the Company tested for impairment at the date of adoption and found that the goodwill associated with the Engine & Power Train European operations had been impaired.

OUTLOOK

      The outlook for the balance of the year remains somewhat uncertain. The accretive impact of FASCO's results are expected to be positive, but results from the Company's traditional Compressor, Engine & Power Train and Pump segments are expected to be soft in relation to the prior year, reflecting little economic growth, higher costs and the unfavorable effects of a weak U.S. dollar.

      Each of the Company's business segments operates in highly competitive environments characterized by excess worldwide production capacity, new competitors located in countries with lower labor costs, resulting in overall price deflation. The Company's fundamental strategy to remain competitive is to manufacture high volume commodity-like components in low cost manufacturing locations, while providing final customization of engineered products to niche markets near the point of consumption. As a result, it is still possible that further restructuring actions will be necessary to realign the Company's productive capabilities. Plans continue to be developed to determine how best to further reorganize the Company's operations and product offerings in light of current and rapidly changing market conditions.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended             Six Months Ended
    (Dollars in millions)                                                      June 30,                      June 30,
                                                                      ---------------------------   ---------------------------
                                                                          2003       2002 (a)           2003       2002 (a)
===============================================================================================================================
NET SALES:
    Compressor Products                                                   $223.1       $241.0           $426.8       $433.1
    Electrical Components                                                  106.5          2.0            214.3          3.5
    Engine & Power Train Products                                          113.6        111.3            243.9        222.8
    Pump Products                                                           39.0         40.7             70.9         69.0
    Other                                                                    0.1          0.3              0.3          0.3
-------------------------------------------------------------------------------------------------------------------------------
         Total Net Sales                                                  $482.3       $395.3           $956.2       $728.7
===============================================================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                                   $ 19.5       $ 28.1           $ 40.4       $ 43.1
    Electrical Components                                                    5.7          0.7              7.6          0.6
    Engine & Power Train Products                                           (6.7)         2.1            (10.4)        (0.2)
    Pump Products                                                            4.9          6.2              8.4          9.1
    Other                                                                   (1.1)        (0.4)            (2.1)        (0.4)
    Corporate expenses                                                      (3.0)        (2.2)            (6.8)        (4.0)
    Restructuring charges and other items                                  (28.5)         ---            (42.1)        (4.5)
-------------------------------------------------------------------------------------------------------------------------------
         Total Operating Income (Loss)                                      (9.2)        34.5             (5.0)        43.7
Interest expense                                                            (6.2)        (1.2)           (11.5)        (2.1)
Interest income and other, net                                               5.2          3.0             10.1          5.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                                    ($10.2)      $ 36.3            ($6.4)      $ 47.4
===============================================================================================================================

(a)Prior year amounts have been reclassified to conform to 2003 presentation. "Other" consists of non-reportable business segments, primarily MDSI.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                               JUNE 30,        December 31,
(Dollars in millions)                                                                          2003 (b)            2002
===============================================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                   $  265.6         $  333.1
    Accounts receivable, net                                                                       282.6            242.4
    Inventories                                                                                    332.2            304.0
    Deferred income taxes and other                                                                118.0             75.6
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                                      998.4            955.1
  PROPERTY, PLANT AND EQUIPMENT - NET                                                              561.6            570.5
  GOODWILL AND OTHER INTANGIBLES                                                                   352.5            325.3
  OTHER ASSETS                                                                                     238.0            212.1
-------------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                           $2,150.5         $2,063.0
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                     $  194.6         $  172.6
    Short-term borrowings                                                                           40.4            112.6
    Accrued liabilities                                                                            220.4            166.2
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                                 455.4            451.4
  LONG-TERM DEBT                                                                                   346.3            298.2
  DEFERRED INCOME TAXES                                                                             31.6             33.6
  PENSION AND POSTRETIREMENT BENEFITS                                                              257.0            250.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           19.5             21.3
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 40.1             29.5
-------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                       1,149.9          1,084.1
  STOCKHOLDERS' EQUITY                                                                           1.000.6            978.9
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $2,150.5         $2,063.0
===============================================================================================================================

(b)Reflects purchase accounting adjustments for FASCO, including the completion of tangible and intangible asset valuations.


CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended             Six Months Ended
  (Dollars in millions)                                                        June 30,                      June 30,
                                                                      ---------------------------   ---------------------------
                                                                          2003         2002             2003         2002
===============================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                      $ 986.1       $972.9         $  978.9       $977.7
Comprehensive Income:
  Net Income (Loss)                                                         (6.5)        23.4             (4.1)        27.5
  Other Comprehensive Income (Loss)                                         26.9         (4.7)            37.6         (7.7)
-------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                  20.4         18.7             33.5         19.8
Cash Dividends Declared                                                     (5.9)        (5.9)           (11.8)       (11.8)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                         1,000.6       $985.7         $1,000.6       $985.7
===============================================================================================================================

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Six Months Ended
(Dollars in millions)                                                                                   June 30,
                                                                                           ------------------------------------
                                                                                                 2003              2002
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (Loss) before cumulative effect of change in accounting principle                         ($4.1)          $ 30.6
  Adjustments to reconcile income (loss) before cumulative effect of change in accounting principle to net cash provided by (used in) operating activities:
    Depreciation and amortization                                                                   46.2             32.6
    Non-cash restructuring charges                                                                  26.6              4.5
    Accounts receivable                                                                            (30.4)           (35.6)
    Inventories                                                                                    (12.3)             ---
    Payables and accrued expenses                                                                   22.7             51.0
    Prepaid pension expense                                                                         (8.6)           (14.4)
    Deferred and recoverable taxes                                                                 (14.4)             7.8
    Net effect of environmental payment                                                            (25.6)             ---
    Other                                                                                          (13.9)            (8.2)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By (Used In) Operating Activities                                         (13.8)            68.3
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired (c)                                                    10.6             (4.0)
  Capital expenditures                                                                             (31.6)           (35.0)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used In Investing Activities                                                       (21.0)           (39.0)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (11.8)           (11.8)
  Increase (Decrease) in borrowings, net                                                           (34.0)            (3.4)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used In Financing Activities                                                       (45.8)           (15.2)
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             13.1              3.7
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                   (67.5)            17.8
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                                              333.1            317.6
-------------------------------------------------------------------------------------------------------------------------------
  End of Period                                                                                   $265.6           $335.4
===============================================================================================================================

(c)2003 amount relates to the FASCO acquisition and reflects cash received from the Seller for net purchase price adjustments net of acquisition related costs.


CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

      This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

      Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials; ix) actions of competitors; x) the ultimate cost of resolving environmental matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the integration of the FASCO Motors business into the Company and the ultimate cost associated therewith; and
xiv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

      Tecumseh Products Company will host a conference call to report on the second quarter results on Thursday, July 24, 2003 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

      Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at www.tecumseh.com.



      Contact:    Pat Walsh
                  Tecumseh Products Company
                  517-423-8455